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                        KATTEN MUCHIN & ZAVIS
                   525 West Monroe Street, Suite 1600
                       Chicago, Illinois 60610
                            (312) 902-5200


                                             September 17, 1998



Duff & Phelps Credit Rating Co.
55 East Monroe Street
Suite 3500
Chicago, Illinois  60603

     Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have acted as counsel for Duff & Phelps Credit Rating Co., an Illinois corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to 250,000 shares of the Company's common stock, without par value (the "Common Stock"), to be issued in connection with the 1994 Long-Term Stock Incentive Plan (the "Plan"). Capitalized terms used but not defined herein shall have the meanings as set forth in the Registration Statement or the Plan.

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers, and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents, and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including
(a) the Registration Statement (b) the Amended and Restated Articles of Incorporation of the Company, (c) the By-laws of the Company, (d) the minutes of meetings of the Board of Directors of the Company and (e) the Plan.

     In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

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Duff & Phelps Credit Rating Co.
September 17, 1998
Page 2

     Based upon and subject to the foregoing, it is our opinion that the Common Stock to be issued pursuant to the Plan has been duly authorized and, when issued by the Company in the manner provided in the Plan upon payment of the exercise price therefor, will be legally issued, fully paid and nonassessable shares of Common Stock.

     This opinion is limited to the laws of the State of Illinois and is given as of the date hereof. We do not express any opinion herein concerning any other law, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                        Very truly yours,



                                        /s/ Katten Muchin & Zavis
                                        KATTEN MUCHIN & ZAVIS